Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of LatAmGrowth SPAC (the “Company”) on Form S-1 of our report dated July 15, 2021, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audit of the financial statements of LatAmGrowth SPAC as of June 7, 2021 and for the period from May 20, 2021 (inception) through June 7, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

November 24, 2021